Exhibit 10.29

DEED OF LEASE

DEED made the 22nd day of March 2004:

LANDLORD: JUSTIN PARKER Trading as J PARKER INVESTMENT, Businessman, of Fugalei (hereinafter called “the Landlord”) of the First part;

TENANT: DATEC (SAMOA) LIMITED a company duly incorporated and having its registered office at Apia (hereinafter called “the Tenant”) of the other part:

THE LANDLORD leases to the Tenant and the Tenant takes on lease the premises described in the First Schedule (“the premises”) together with the right:-

(a)	To name the Landlord’s building “Datec Centre”

(b)	The common area of the property.

FOR the term from the commencement date and at the annual rent subject to review as set out in the First Schedule.

THE LANDLORD AND THE TENANT covenant as set out in the Second Schedule.

SIGNED by JUSTIN PARKER	)
Trading as J PARKER INVESTMENT	)
as Landlord in the presence of:-)

Jerry James S Brunt
Barrister & Solicitor
APIA, SAMOA

SIGNED by DATEC (SAMOA) LIMITED	)
as Tenant by its duly authorized General Manager	)
ROBIN ALI in the presence of:-)

Jerry James S Brunt
Barrister & Solicitor
APIA, SAMOA

INITIAL AMOUNT OF PUBLIC RISK INSURANCE: (Clause 9.4)	SAT$200.000 for any single claim.

OTHER AGREED SPECIAL CONDITIONS:

(1)    The Landlord agrees to build, install, and put in place the following at his own. expense;

(a)    Security fence around the building;

(b)    Cement the entire car park area;

(c)    Security lighting for the property;

(d)    Nights watchman.

(e)    Grounds person

(2) The Landlord and the Tenant agrees that the Tenant shall be the only Computer service provider company within the Landlord’s leased building.

(3)    IT is further mutually agreed between the Landlord and the Tenant that so long as the Tenant’s lease is in full force and operation there shall be no Night club operating from anywhere in the remainder of the Landlord’s property.

SECOND SCHEDULE

TENANT’S PAYMENTS

Rent

1.1	THE Tenant shall pay the annual rent by payments in advance as provided in the First Schedule hereto (or as varied pursuant to any rent review) on the rent payment dates. The first payment (together with rent calculated on a daily basis for any period from the commencement date of the term to the first rent payment date) shall be payable on the first rent payment date. All rent shall be paid without any deductions by direct payment to the Landlord or as the Landlord may direct.

Rent Review

1.2	Rent shall be reviewed and reassess at the completion of the first five (5) year term after commencement date as above stated in the First Schedule. Any increases of rent during the renewal period shall be as the parties shall agree or based on the escalation of values to the rate of inflation up to the date of review as published by the Central Bank of Samoa; BUT the new rent shall not be less than the annual rent payable during the period of twelve (12) months immediately preceding the relevant review date.

1.3	THE rent review at the option of either party may be recorded in a Deed, the cost of which and the stamp duty thereon shall be payable by the Tenant.

Value Added Goods and Services Tax

2.1	THE Tenant shall pay the Landlord or, as the Landlord shall direct the Valued Added Goods and Services Tax (or any tax of a similar nature that may be substituted for it or levied in addition to it) payable by the Landlord in respect of the rental and other payments payable by the Tenant hereunder. The tax in respect of the rental shall be payable on each occasion when any rental payment falls due for payment and in respect of any other payment shall be payable upon demand.

2.2	IF the Tenant shall make default in payment of the rental or other moneys payable hereunder and the Landlord becomes liable to pay additional Value Added Goods and Services Tax then the Tenant shall on demand pay to the Landlord the additional tax.

Service

3.1	THE Tenant shall pay to the suppliers and indemnify the Landlord against all charges for sewerage, drainage, electricity, telephone and other utilities and rents) where a separate supply is provided for the Premises.

3.2	IN respect of water the Tenant shall pay to the Landlord a flat rate of $40.00 per month for water usage and shall be payable on each occasion when any rental payment falls due for payment.

3.3	(a) The landlord shall provide as part of this lease the services of a night watchman from 6:00pm to 6:00am daily for seven days per week throughout the duration of this lease for the purposes of providing security to the building and its occupants.

(b) The landlord shall provided as part of this lease the services of a grounds person for the purposes of keeping the grounds, car parks, entryway and general environment of the premises clean.

Interest on Unpaid Money

4.	IF the Tenant defaults in payment of the rent or other moneys payable hereunder for 30 days from the date the payment becomes due for payment then the Tenant shall pay on demand interest compounded on monthly interests at the default interest rate specified in the First Schedule hereto on the moneys unpaid calculated from the due date for payment down to the date of payment and such interest shall be recoverable as rent in arrears.

Costs

5.	THE Tenant shall pay the Landlord’s reasonable solicitor’s costs of and incidental to the negotiation preparation and completion of this Lease and any variation or renewal or any Deed recording a rent review and the stamp duty payable, and the Landlord’s reasonable legal costs (as between solicitor and client) of and incidental to the enforcement of the Landlord’s rights remedies and powers under this Lease.

Indemnity

6.	THE Tenant shall indemnify Landlord against all damages or loss resulting from any act or omission on the part of the Tenant or the Tenant’s employee’s contractors or invitees. The Tenant shall recompense the Landlord for all expenses incurred by the Landlord in making good any damage to the property resulting from any such act or omission. The Tenant shall be liable to indemnify only to the extent that the Landlord is not fully indemnified under any policy of insurance.

Bond

7.	TO pay to the Landlord a Bond equivalent to two month’s rent in the amount of SEVENTEEN THOUSAND EIGHT HUNDRED AND TWELVE TALA AND FIFTY SENE ($17,812.50) to be held on trust by the Landlord security for any damage to the premises which is not an insured risk, accounts rendered in respect thereof and any unpaid rental upon vacating the premises which subject to any deductions as aforesaid shall be refunded to the Tenant upon the completion of the term or any renewed term thereof.

LANDLORDS PAYMENTS

Outgoings

8.	THE Landlord shall pay all outgoing in respect of the property not payable by the Tenant direct. The Landlord shall be under no obligation to minimize any liability by paying any outgoing or tax prior to receiving payment from the Tenant.

Insurance

9.1

THE Tenant warrants that prior to the execution of this Lease it has disclosed to the Landlord in writing any conviction, judgment, or finding of any court or tribunal relating to the Tenant (or any director, other officer, or major shareholder of the Tenant) of such a nature as to be likely to affect the decision of any insurer or underwriter to grant or to continue insurances of any of the risks appearing in this clause.

9.2	SUBJECT to the validity of insurance cover against such risks and to the extent that and subject to such conditions as insurance cover against any such risk is generally available, the Landlord will insure the premises and such other persons as the Landlord may reasonably require.

(a)	unless such insurance shall be vitiated by any act of the Tenant or by anyone at the premises expressly or by implication with the Tenant’s authority and,

(b)	subject to such excesses exclusions or limitations as the Landlord’s insurers may require.

In such insurance office or with such underwriters and through such agency as the Landlord may from time to time decide in such sum as the Landlord shall from time to time be advised by the Surveyor as being the full cost of rebuilding or reinstatement including architects, surveyors and other professional fees, the cost of debris removal, demolition, site clearance, any works that may be required by statute and incidental expense.

9.3	SUCH insurance shall be against:

(a)	loss or damage by fire, explosion, storm, cyclone, lighting, tempest, flood, burst pipes, impact and (in peacetime) aircraft and articles dropped therefrom, riot, civil commotion and malicious damage, and such other risks insurance against which the Landlord may from time to time deem necessary.

(b)	plate glass breakage or damage

(c)	liability of the Landlord arising out of or in connection with any matter involving or relating to the premises, and,

(d)	the loss of Rent and Service Charge payable under this Lease from time to time (having regard to any review of rent which may become due under this Lease) for fifteen months or such longer period as the Landlord may from time to time reasonably consider to be sufficient for the purposes of planning and carrying out rebuilding or reinstatement.

9.4	THE Tenant shall keep current at all times during its occupation: -

(a)	a policy of public risk insurance applicable to the premises and the business carried on therein suitably endorsed whereby the indemnity under such policy is extended to include claims arising out of or in connection with this Lease for any amount not less than the amount stated in the First Schedule hereto or such higher amount as the Landlord may from time to time reasonably require and;

(b)	an insurance policy for the full insurable value on a replacement basis against all insure risks covering all additions to the premises carried out by the Tenant and the entire Tenant’s fixtures and fittings in the premises.

(c)	Such policies shall where required by the Landlord be effected in the name of the Tenant and the Landlord for their respective rights and interests with a reputable insurance company and the Tenant will if so requested by the Landlord provide the Landlord with a brokers certificate attesting to the existence and currency of such policies.

9.5	IF and whenever during the term:

(a)	the premises or any part of them or access to them are destroyed or damaged by an insured risk so that the premises or any part of them are unfit for occupation or use, and

(b)	the insurance of the premises has not been vitiated by the act, neglect, default or omission of the Tenant or anyone at the premises expressly or by implication with the Tenant’s authority.

The rent or a fair proportion of the rent according to the nature and the extent of the damage sustained (the amount of such proportion to be determined by the Surveyor acting as an expert and not as an arbitrator) premises or the damaged part are made fit for occupation or use or until the expiration of fifteen months from the destruction or damage whichever is the shorter.

9.6	IF and whenever during the term

(a)	the premises are damaged or destroyed by an insured Risk, and

(b)	the payment of the insurance monies is not refused in whole or in part by reason of any act or default of the Tenant or anyone at or near the premises expressly or by implication with the Tenant’s authority.

The Landlord will subject to clause 9.7 with all convenient speed take such steps as may be requisite and proper to obtain any planning permissions or other permits and consents that may be required under any Planning Acts or other Statute for the time being in force to enable the Landlord to rebuild and reinstate the premises, and will as soon as these have been obtained spend and layout al monies received in respect of such insurance (except sums in respect of loss of rent) in rebuilding or reinstating the premises so destroyed or damaged provided that the Landlord shall not be liable to rebuild or reinstate the premises if the Landlord is unable having used all reasonable endeavours to obtain all planning permissions, permits and consents necessary to execute such rebuilding and reinstating, or if this Lease shall be frustrated or if the rebuilding or reinstating is prevented for any other reason beyond the control of the Landlord in which event the Landlord shall be entitled to retain all the insurance monies received by the Landlord.

9.7	IF during the last fifteen (15) months of the Term the premises shall be so destroyed or damaged by an insured Risk as to be completely unfit for occupation and use, the Landlord may by not less than one month’s notice given to expire at any time determine this Lease (the Determination Notice) and upon the expiry of the Determination Notice this Lease shall determine without prejudice to any rights or remedies which may then have accrued to either party against the other in respect of any breach of any of the covenants and conditions contained in this Lease and the Landlord shall be entitled to retain the Insurance moneys received by the Landlord.

9.8	THE Tenant covenants with the Landlord:

(a)	To comply with the requirements and recommendations of the insurers.

(b)	Not to do or omit anything that could cause any policy of insurance on the premises to become void or voidable wholly or in part nor (unless the Tenant shall have previously notified the Landlord and have agreed to pay the increased premium) anything whereby additional insurance premiums may become payable.

(c)	The Landlord shall keep and maintain the premises supplied with such fire fighting equipment as the insurers and the fire authority may require or as may reasonably require and to maintain the same to their satisfaction.

(d)	Not to store or bring onto the premises any article, substance or liquid of a specially combustible, inflammable or explosive nature and to comply with the requirements and recommendations of the fire authority and the reasonable requirements of the Landlord as to fire precautions relating to the premises.

(e)	Not to obstruct the access to any fire equipment or the means of escape from the premises.

(f)	To give notice to the Landlord forthwith upon the happening of any event which might affect any insurance policy relating to the premises.

(g)	If and whenever during the Term the premises or any part thereof are damaged or destroyed by an insured Risk, and the insurance money under the Policy of insurance is by reason of any act or default of the Tenant or anyone at the premises expressly or by implication with the Tenant’s authority wholly or partially irrecoverable forthwith in every such case to at the option of the Landlord either;

(i)	rebuild and reinstate at its own expense the Building the premises or part destroyed or damaged to the reasonable satisfaction and under the supervision of the Surveyor the Tenant being allowed towards the expenses of so doing upon such rebuilding and reinstatement being completed the amount (if any) actually received in respect of such destruction or damage under any such insurance as aforesaid, or

(ii)	pay to the Landlord on demand with interest the amount of such insurance money so irrecoverable in which event the provisions of clause 9.5 and 9.6 shall apply.

(h)	Forthwith to inform the Landlord in writing of any conviction judgment or finding of any court or tribunal relating to the Tenant (or any director other officer or major shareholder of the Tenant of such a nature as to be likely to affect the decision of any insurer or underwriter to grant or to continue insurance of any of the abovementioned risks and.,

(i)	If at any time the Tenant shall be entitled to the benefit of any insurance on the premises (which is not effected or maintained in pursuance of any obligation herein contained) to apply all monies received by virtue of such insurance in making good the loss or damage in respect of which the same shall have been received.

9.9	THE Landlord covenants with the Tenant in relation to the policy of insurance effected by the Landlord pursuant to Clause 9.2, to:

(a)	produce to the Tenant on demand a copy of the Policy and the last premium renewal receipt reasonable evidence of the terms of the policy and the fact that the last premium has been paid and,

(b)	notify the Tenant of any material change in the risks covered by the Policy from time to time.

MAINTENANCE AND CARE OF PREMISES

Tenant’s Obligations

10.1	THE Tenant shall (subject to any maintenance covenant by the Landlord) in a proper and workmanlike manner and to the reasonable requirements of the Landlord.

(a)	Maintain the Premises

(i)	keep and maintain the interior of the premises including the Landlord’s fixtures and fittings in the same clean order repair and condition as they were in at the commencement of this Lease and will at the end or earlier determination of the Term quietly yield up the same in the like clean order repair and condition. In each case the Tenant shall not be liable for fair wear and tear arising from reasonable use or damage by fire earthquake flood storm act of God inevitable accident or any risk against which the Landlord is insured unless the insurance moneys are rendered irrecoverable in consequence of any act of default of the Tenant or the Tenant’s agents employees contractors or invitees.

(ii)	not cause the common areas to become untidy or in a dirty condition and at all times keep the common areas free of deposits of materials and refuse.

(iii)	ensure that both sides of any windows of the premises are kept clean at all times.

(b)	Repair breakages

Subject to the extent that the damage is covered as an insured Risk under Clause 9.3, repair all glass breakages and breakage or damage to all doors windows blown light globes and fittings and power points of the premises and shall keep that portion of the electrical system of the premises from the switchboard to all power outlets in good operating condition. This provision shall apply notwithstanding any other provision in this lease.

(c)	Air-Conditions

Notwithstanding any other provision in this lease, to manage repair and regularly service the air-conditions installed upon the premises for the use of the tenant at least once every calendar month.

(d)	Painting

Paint and decorate those parts of the interior of the premises, which have previously been painted and decorated when the same reasonably requires repainting and redecoration.

(e)	Make good defects

Make good any damage to the property caused by improper careless or abnormal use by the Tenant or those for whom the Tenant is responsible.

10.2	WHERE the Tenant is obligated to make good damage to the property of the Landlord then the Landlord shall reimburse the Tenant for the cost of making good the damage to the extent of any insurance money recoverable by the Landlord in respect of such damage.

Toilets

11.	THE toilet sinks and drains shall be used for their designed purpose only and no foreign substance or matter shall be deposited in them, which could damage or block them.

Rubbish Removal

12.	THE Tenant shall regularly cause all rubbish and garbage to be removed from the premises and will keep any rubbish bins or containers in a tidy condition. The Tenant will also at the Tenant’s own expense cause to be removed all trade waste boxes and other goods or rubbish not removable in the ordinary cause by the public or government authority.

Landlord’s Maintenance

13.	THE Landlord shall keep and maintain the building and all building services in good order and repair but the Landlord shall not be liable for any: -

(a)	repair all maintenance which the Tenant is responsible to undertake, or

(b)	want of repair or defect in respect of building services so long as the Landlord is maintaining a service maintenance contract covering the work to be done, or

(c)	Repair all maintenance, which is not reasonably necessary for the Tenant’s use and enjoyment of the premises

(d)	Loss suffered by the Tenant arising from any want of repair or defect unless the Landlord shall have received notice in writing thereof from the Tenant and shall not within a reasonable time thereafter have taken appropriate steps to remedy the same.

Notification of Defects

14.

THE Tenant shall give to the Landlord prompt notice of any accident to or defect in the premises of which the Tenant may be aware and in particular in relation to any pipes or fittings used in connection with the water electrical gas or drainage services and the Landlord undertakes to promptly effect appropriate repairs in response to such notice.

Landlord’s rights of inspection

15.	IF default shall be made by the Tenant in the due and punctual compliance with any repair notice given pursuant to the previous clause or in the event that any repairs for which the Tenant is responsible require to be undertaken as a matter of urgency then without prejudice to the Landlord’s other rights and remedies expressed or implied the Landlord may by the Landlord’s employees and contractors with any necessary equipment and material at all reasonable times enter upon the premises to execute such works. Any moneys expended by the Landlord in executing such works shall be payable by the Tenant to the Landlord upon demand together.

Landlord may repair

16.	IF default shall be made by the Tenant in the due and punctual compliance with any repair notice given pursuant to the previous clause or in the event that any repairs for which the Tenant is responsible require to be undertaken as a matter of urgency then without prejudice to the Landlord’s employees and contractors with any necessary equipment and material at all reasonable times enter upon the premises to execute such works. Any moneys expended by the Landlord in executing such works shall be payable by the Tenant to the Landlord in executing such works shall be payable by the Tenant to the Landlord upon demand together with interest thereon at the default interest rate from the date of expenditure down to the date of payment.

Access for Repairs

17.	THE Tenant shall permit the Landlord and the Landlord’s employees and contractors at all reasonable times to enter the premises to carry out repairs to the premises or adjacent premises and to install inspect repair renew or replace any services where the same are not the responsibility of the Tenant all such repairs inspections and work to be carried out with the least possible inconvenience to the Tenant.

USE OF PREMISES

Permitted and non-permitted uses

18.1	THE Tenant shall not use the premises for any purpose other than for carrying on the business stated in the First Schedule.

18.2	THE Tenant shall not use the premises for any purpose other than the permitted use or business to which the Landlord has given its consent such consent (other than for a use that would amount to a breach of the absolute covenant contained in paragraph 24 hereof) not to be unreasonably withheld or delayed PROVIDED that where the Landlord does give consent for a change of use under this paragraph such change of use shall thereafter be deemed to be a permitted use.

18.3

THE Tenant shall not stand place deposit or expose outside any part of the Premises any goods materials articles or things whatsoever for display or sale or for any other purpose nor cause any obstruction of the Commons area.

18.4	THE Tenant shall not discharge into any of the pipes or plumbing serving the Premises or any other property any oil grease or other deleterious matter or substance which might be or become a source of danger or injury to the drainage system of the Premises, or any adjoining property.

Lease of Premises only

19.	THE tenancy shall relate only to the premises and the Landlord shall at all times be entitled to use occupy and deal with the remainder of the property without reference to the Tenant and the Tenant shall have no rights in relation thereto other than the rights of use herein provided.

Neglect of other Tenant

20.	THE Landlord shall not be responsible to the Tenant for any act of default or neglect of any other Tenant of the property.

Signage

21.	THE Tenant shall not affix paint or exhibit or permit to be affixed painted or exhibited any name sign nameplate signboard or advertisement of any description on or to the exterior of the building or the appurtenances thereof without the prior approval in writing of the Landlord but such approval shall not be unreasonably or arbitrarily withheld in respect of signage describing the Tenant’s business. If approved the signage shall be secured in a substantial and proper manner so as not to cause any damage to the building or any person and the Tenant shall at the end or sooner determination of the term remove the signage and make good any damage occasioned thereby.

Additions and Alterations

22.	(1) THE Tenant shall neither make nor allow to be made any structural alterations or additions to any part of the premises without first producing to the Landlord on every occasion plans and specifications and obtaining the written consent of the Landlord (not to be unreasonably or arbitrarily withheld) for that purpose. As a condition of such consent the Landlord may require that any work shall be supervised by a person approved by the Landlord at the expense in all things of the Tenant. If the Landlord shall authorise any alterations or additions the Tenant will at the Tenant’s own expense if required by the Landlord at the end of term reinstate the premises. The Tenant will promptly discharge and procure the withdrawal of any liens or charges of which notice may be given to the Tenant or the Landlord in respect of any work carried out by the Tenant.

(2) THE Tenant is however at liberty to carry out renovations, additions and alterations to the interior area of the leased premises which they occupy that are not structural and at their own expense.

Compliance with Statutes and Regulations

23.	THE Landlord and Tenant shall observe and comply with the provisions of all statutes ordinances regulations and by laws in any way relating to or affecting the premises or the use of the premises by the Tenant or other occupant and will also comply with the provisions of all licenses requisitions and notices issued made or given by any competent authority in respect of the premises or their use by the Tenant or other occupant.

No Noxious Use

24.	THE Tenant shall not:

(a)	bring upon or store within the premises nor allow to be brought upon or stored within the premises any machinery goods or things of an offensive noxious illegal or dangerous nature, or of such weight size or shape as is likely to cause damage to the building or any surfaced area.

(b)	use the premises or allow them to be used for any noisome noxious illegal or offensive trade or business.

(c)	allow any act or thing to be done which may be or grow to be a nuisance disturbance or annoyance to the Landlord’s other tenants of the property or any other person and in generality the Tenant shall conduct the Tenant’s business upon the premises in a clean quiet and orderly manner free from damage nuisance disturbance or annoyance to any such persons but the carrying on by the Tenant in a reasonable manner of the business use or any use to which the Landlord has consented shall be deemed not to be breach of this clause.

Tenant not to Void Insurance

25.	THE Tenant shall not carry on or allow upon the premises any trade or occupation or allow to be done any act or thing which

(a)	shall make void or voidable any policy of insurance on the property or

(b)	may render any increased or extra premium payable for any policy of insurance except where in circumstances in which any increased premium is payable the Tenant shall have first obtained the consent of the insurer of the premises and the Landlord and made payment to the insurer of the amount of any such increased or extra premium as may be payable by the carrying on by the Tenant in a reasonable manner of the business use or of any use to which the Landlord has consented shall be deeded not to be a breach of this clause.

Operating Procedure and Building Regulation

26.	THE Tenant and the Tenant’s visitors and/or customers shall at all times observe and perform any Operating Procedures and Building Regulations as may from time to time be promulgated, varied or amended by the Landlord.

DEFAULT

Re-entry

27.	THE Landlord may re-enter the premises at the time or at any time thereafter:

(a)	In case of breach by the Tenant of any covenant or agreement on the Tenant’s part therein expressed or implied which breach the Tenant has received notice from the Landlord and has not within 30 days after receiving said notice remedied such breach nor made reasonable compensation in money to the satisfaction of the Landlord for such breach.

(b)	If the Tenant shall make or enter into or endeavour to make or enter into any composition assignment or other arrangement with or for the benefit of the Tenant’s creditors.

(c)	In the event of the insolvency bankruptcy liquidation or appointment of a receiver of the tenant.

(d)	If the Tenant shall suffer distress or execution to issue against the Tenant’s property goods or effects under any judgment against the Tenant in any Court for a sum in excess of fifty thousand Tala ($50,000.00).

And the term shall terminate on such re-entry but without prejudice to the rights of either party against the other.

27.1	IN the event the Tenant disputes any allegation of a breach of any of the condition of the lease and that the parties are unable to resolve any such dispute, then clause 41 of this agreement shall come into play.

Essentiality of Payments

28.1	FAILURE to pay rent and other moneys payable hereunder on the due date shall be a breach going to the essence of the Tenant’s obligations under the Lease. The Tenant shall compensate the Landlord and the Landlord shall be entitled to recover damages from the Tenant for such breach. Such entitlement shall subsist notwithstanding any determination of the Lease and shall be in addition to any other right or remedy, which the Landlord may have.

28.2	THE acceptance by the Landlord of arrears of rent or other moneys shall not constitute a waiver of the essentiality of the Tenant’s continuing obligation to pay rent and other moneys.

Repudiation

29.	THE Tenant shall compensate the Landlord and the Landlord shall be entitled to recover damages for any loss or damage suffered by reason of any acts or omissions of the Tenant constituting a repudiation of the Lease of the Tenant’s obligations under the Lease. Such entitlement shall subsist notwithstanding any determination of the Lease and shall be in addition to any other right or remedy, which the Landlord may have.

Removal of Tenant’s Fixtures

30.	THE Tenant not being in breach may at any time before and will if required by the Landlord at the end or earlier termination of the term remove all the Tenant’s fixtures and fittings and make good at the Tenant’s own expense all resulting damage and if not removed within thirty (30) days of the Landlord’s request ownership of the Tenant’s fixtures and fittings passes to the Landlord.

QUIET AND ENJOYMENT

Quiet and Enjoyment

31.	THE Tenant paying the rent and performing and observing all the covenants and agreement herein expressed and implied shall quietly hold and enjoy the premises throughout the term within any interruption by the Landlord or any person claiming under the Landlord.

RENEWAL THE LEASE

Tenant’s Option to Renew the Lease

32.	IF the Tenant shall during the term duly and punctually pay the rent payable hereunder and duly observe perform and keep all the covenants conditions and agreements on the part of the Tenant herein contained or implied and shall give notice in writing to the Landlord at least Six (6) calendar months prior to the expiry of the term of this Lease of the Tenant’s desire to take a new lease of the premises the Landlord will grant to the Tenant a new lease of the premises for a further term of Five (5) years commencing from the expiry of the said term hereby created upon the same terms and conditions as herein contained excepting this clause and the rent which rent shall be fixed in accordance with the review procedures contained in clause 12 1.2 hereof.

ASSIGNMENT OR SUBLETTING

Assignment or Subletting

33.1	THE Tenant shall not assign charge transfer demise hold on trust for another, sublet or otherwise part with or share the possession or occupation of the whole or any part of the premises without first obtaining the written consent of the Landlord which the Landlord shall give if the following conditions are fulfilled.

(a)	the Tenant proves to the satisfaction of the Landlord that the proposed assignee or subtenant is (or in the case of a company the shareholders of the proposed assignee or subtenant are) respectable responsible and has the financial resources to and is sufficiently experienced and competent to carry on the Permitted Use in a proper manner and to meet the Tenant’s commitments under this Lease.

(b)	all rent and other moneys payable have been paid and there is not any subsisting breach of any of the Tenant’s covenants.

(c)	in the case of an assignment a deed of covenant in customary form approved or prepared by the Landlord is duly executed and delivered to the Landlord.

(d)	in the case of an assignment a Deed of Covenant in customary form approved or prepared by the Landlord is duly executed and delivered to the Landlord.

(e)	the Tenant pays the Landlord’s proper costs and disbursements in respect of the approval or preparation and stamping of any deed of covenant or guarantee and (if appropriated) all fees and charges payable in respect of any reasonable enquiries made by or on behalf of the Landlord concerning any proposed assignee subtenant or guarantor.

33.2	WHERE the Landlord consents to a subletting the consent shall extend only to the subletting and notwithstanding anything contained or implied in the sublease the consent shall not permit any subtenant to deal with the sublease in any way in which the Tenant is restrained from dealing without consent.

33.3	ANY assignment or subletting of the type or in the manner referred to in Section 109(2) of The Property Law Act 1952 shall be a breach of the provisions of this Lease.

33.4	WHERE any Tenant is a company then any change in the legal or beneficial ownership of any of its shares or issue of new capital whereby in either case there is a change in the effective management or control of the company is deemed to be an assignment of this Lease.

GENERAL

Holding Over

34.	IF the Landlord permits the Tenant to remain in occupation of the premises after the expiration or sooner determination of the term, such occupation shall be a monthly tenancy only terminable by one month’s written notice at the rent then payable and otherwise on the same covenants and agreements (so far as applicable to a monthly tenancy) as herein expressed or implied.

Access for Re-Letting

35.	THE Tenant will at all reasonable times during the period of three months immediately preceding expiration of the term permit intending tenants and others with written authority from the Landlord or the Landlord’s agents at all reasonable times to view the premises.

Termination

36.	THIS lease may be terminated at any time prior to the completion of the term hereof by either party giving to the other six (6) months notice in writing of its intention to do so and upon the expiration of the term of such notice all rent then due having first been paid and there being no existing breach of covenants expressed or implied on the part of the Tenant hereunder the Lease shall thereupon determine and the Tenant shall, subject to the execution of a formal surrender of such Lease be at liberty to remove from the premises all effects in the nature of the tenant’s possessions chattels and fittings.

Suitability

37.	NO warranty or representation express or implied has been or is made by the Landlord that the premises are now suitable or will remain suitable or adequate for use by the Tenant or that any use of the premises by the Tenant will comply with the by-laws or ordinances or other requirements of any authority having jurisdiction.

Waiver

38.	NO waiver or failure to act by the Landlord in respect of any breach by the Tenant shall operate as a waiver of another breach

Registration of Lease or Mortgagee’s consent

39.	THE Landlord shall not be required to do any act or thing to enable this Lease to be registered or be required to obtain the consent of any mortgages of the premises to this Lease and the Tenant will not register a caveat in respect of the Tenant’s interest hereunder.

Notice

40.	SUBJECT to the provisions of the Property Law Act 1952 any notice to be given to the Landlord or the Tenant hereunder shall be deemed sufficiently served if: -

(a)	sent by registered post to the addressee’s last known address in Samoa, in the case of a body corporate sent to its registered office, or if there is no last known address or registered office, placed conspicuously on any part of the premises

(b)	by means of a facsimile machine where such facility is connected to the registered office of principal place of business of the party being served

Any notice so posted or placed shall be deemed to have been served on the day following the posting or placing thereof. Anything served or given by the Landlord shall be valid if served on given under the hand of the General Manager or other authorized representative of the Landlord.

Dispute Resolution

41.	ALL disputes and differences between the parties shall be settled in accordance with the following provisions hereafter set out in this Clause 42. This Clause, however, shall not prevent the Landlord suing the Tenant for arrears of rent or other moneys payable by the Tenant.

(a)	Where a dispute under this Lease arises between the Landlord and Tenant (“the Parties”), the Parties agree that they will comply with the dispute resolution provisions set out hereunder.

(b)	Nothing contained in these dispute resolution procedures in this Lease will deny any of the Parties the right to seek injunctive relief from an appropriate Court, where failure to obtain such relief would cause irreparable damage to the party concerned or to the building or the other Tenants thereof. Further, such dispute resolution procedures will not apply to events giving rise to the termination of this Agreement where there is no legitimate dispute as to the interpretation of their meaning or factors giving rise to such events.

(c)	Mediation: Subject to sub-paragraph (b) above, the Parties agree to mediate any dispute or claim arising between them out of this Agreement or any resulting transaction before resorting to arbitration or court action. Mediation fees, if any, incurred as a result shall be divided equally among the Parties involved. If any party commences an action based on a dispute or claim to which this paragraph applies without first attempting to resolve the matter through mediation, then that party shall not be entitled to recover costs of whatever form or kind, including solicitors’ fees, even if they would otherwise be available to that party in any such action. The mediation procedure as provided for in this paragraph shall apply notwithstanding that arbitration proceeding in accordance with paragraph (d) hereof has been commenced.

(d)

Arbitration of Disputes: The Parties agree that any dispute or claim in law or equity arising between them out of this Lease or any resulting transaction, which can not be settled through mediation shall be decided by neutral, binding arbitration of a single arbitrator if one can be agreed upon or to two arbitrators (one to be appointed by each Party) and their umpire (appointed by them prior to their arbitration) to be carried out in accordance with the provisions of the Arbitration Act 1976 or any then statutory provisions relating to arbitration. The arbitrator shall be a retired judge or justice, or a Solicitor with at least 8 years of land and property law experience, mutually agreed upon by Parties unless the Parties mutually agree to a different arbitrator, who shall render an award in accordance with substantive Samoan Law.

Governing Law

42.	THIS Lease shall be governed by and construed in all respects in accordance with the laws of Samoa.

INTERPRETATION

Interpretation

43.	IN this Lease:-

(a)	“the Landlord” and “the Tenant” means where appropriate the successors and permitted assigns of the Landlord and the Tenant.

(b)	“the property” and “the building” mean the land and building(s) of the Landlord, which comprise or contain the premises.

(c)	“the common areas” means those parts of the property the use of which is necessary for the enjoyment of the premises and which is shared with other tenants and occupiers including but not limited to any restrooms, pedestrian ways, concourses and circulation areas, staircases, car parks, service lanes or roads, and other ways in or around the building of the Landlord which are from time to time during the term provided by the Landlord for common use by the Tenants and occupiers of its building and all persons expressly or by implication authorized by them and customers.

(d)	Whenever words appear in this lease that also appears in the First Schedule then those words shall mean and include the details supplied after them in the First Schedule.

(e)	Where the context requires or admits, words importing the singular shall import the plural and vice versa and words importing the male gender shall import the female gender and vice versa.

(f)	“Surveyor” means any person or firm appointed by or acting for the Landlord (including any employee of the Landlord) and including the person (if any) appointed by the Landlord to collect the rents and manage the Building to perform the function of a surveyor for any purpose of this Lease.

(g)	“Insured Risk” means any risk against which the Landlord shall at the time of the damage or destruction in question have effected insurance.